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Exhibit 10.16(2)

EXECUTION VERSION

AMENDMENT NO. 7 AND JOINDER
TO MASTER REPURCHASE AGREEMENT

        This SEVENTH AMENDMENT AND JOINDER TO MASTER REPURCHASE AGREEMENT (this "Amendment") is dated as of November 10, 2003 and is entered into by and among FIELDSTONE MORTGAGE SPE (ML)-I, L.L.C (the "Seller"), FIELDSTONE MORTGAGE COMPANY (the "Guarantor"), FIELDSTONE INVESTMENT CORPORATION ("FIC"), and MERRILL LYNCH MORTGAGE CAPITAL INC. (the "Buyer") to that certain Amended and Restated Master Repurchase Agreement dated as of October 2, 2001 (the "Master Repurchase Agreement"), as supplemented by Annex I thereto (Supplemental Terms to Amended and Restated Master Repurchase Agreement) ("Annex I"), as amended by Amendment No. 1 to Amended and Restated Master Repurchase Agreement dated April 12, 2002, Amendment No. 2 to Amended and Restated Master Repurchase Agreement dated as of October 1, 2002, Amendment No. 3 to Amended and Restated Master Repurchase Agreement dated as of March 17, 2003, Amendment No. 4 to Amended and Restated Master Repurchase Agreement dated as of July 24, 2003, Amendment No. 5 to Amended and Restated Master Repurchase Agreement dated as of September 30, 2003, and Amendment No. 6 to Amended and Restated Master Repurchase Agreement dated as of September 25, 2003 each among the Seller, the Guarantor and the Buyer (the "Existing Repurchase Agreement", as amended by this Amendment, the "Repurchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

RECITALS

        The Buyer, the Seller and the Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement and to permit FIC to become an additional Seller under the Repurchase Agreement and to enter into Transactions with respect to Mortgage Loans.

        As a condition precedent to amending the Existing Master Repurchase Agreement, the Buyer has required the Guarantor to ratify and affirm the Guarantee on the date hereof.

        Accordingly, the Buyer, the Seller, the Guarantor and FIC hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended, and the Guarantee is hereby ratified and affirmed, as follows:

            SECTION 1.    Agreement and Joinder with respect to FIC.    FIC hereby agrees to all of the provisions of the Existing Repurchase Agreement, and effective on the date hereof, becomes a party to the Repurchase Agreement, as Seller, with the same effect as if the undersigned were an original signatory to the Existing Repurchase Agreement. All references to Seller in the Repurchase Agreement shall be deemed to include FIC.

            SECTION 2.    Committed Facility.    The Buyer, the Seller, the Guarantor and FIC hereby agree that they will enter into Transactions on a committed basis on and after the date of the Equity Closing. The Buyer's obligation to enter into any Transaction is subject to the following conditions:

        (i)    no event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a "repo market" or comparable "lending market" for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance the Eligible Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; provided, that the Buyer shall be obligated to enter into Transactions at such time as the "repo market" or "lending market" resumes and provided, further, that if the Buyer shall invoke the foregoing provision, the Buyer shall use reasonable efforts to ascertain a Pricing Rate (which may be higher) at which the Buyer would be willing to enter into Transactions notwithstanding the circumstances which gave rise to the Buyer invoking the foregoing provision; or

        (ii)    no Event of Default or Event of Termination has occurred or is continuing nor is there any event with the passage of time would result in an Event of Default or an Event of Termination; or

        (iii)    all representations and warranties set forth in the Repurchase Agreement are true and correct.

            SECTION 3.    Definitions.

        (a)    Section 2 of Annex I to the Existing Repurchase Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

  "Commitment Fee" shall mean the product of (x) .125% per annum and (y) $500,000,000."

  "Dollars" and "$" shall mean the lawful money of the United States of America."

  "Equity Closing" shall mean the consummation by Fieldstone Holdings Corp. (or FIC as successor to Fieldstone Holdings Corp.) of an offering of equity securities prior to November 25, 2003 raising a minimum of $100 million."

  "Event of Termination" shall mean those events listed in Section 10 of the Repurchase Agreement."

  "Non-Utilization Fee" shall mean, for each calendar quarter, an amount equal to the product of (x) .125% per annum and (y) the excess if any of (I) $250,000,000 over (II) the average daily aggregate outstanding Purchase Price attributable to the Purchased Securities that are Eligible Assets during such calendar quarter.

        (b)    Section 2 of Annex I to the Existing Repurchase Agreement is hereby amended by deleting subsection (nn) thereto in its entirety and replacing it with the following language:

  "(nn) "Market Value" shall, notwithstanding the definition set forth in Paragraph 2(j) of the Repurchase Agreement, with respect to any Eligible Asset, be the price determined, as of any date of determination, to be the fair market value thereof as determined by Buyer in its sole reasonable discretion; provided, however, that Buyer shall assign a Market Value of zero with respect to (i) any Eligible Asset that does not at any time comply with a representation, warranty or covenant of Seller in the Agreement, (ii) any Eligible Asset that has been subject to the Agreement for more than 150 consecutive calendar days in the aggregate, (iii) any Wet Mortgage Loan which does not become a Dry Mortgage Loan on or before the eighth (8th) business day after Origination Date, (iv) any Eligible Asset with respect to which there is a First Payment Default, and (v) any Eligible Asset that is sold to Buyer by FIC which is a Contract."

            SECTION 4.    Representations, Warranties and Covenants.

        (a)    Section 8(b) of Annex I to the Existing Repurchase Agreement is hereby amended by deleting clause (vii) thereto in its entirety and replacing it with the following language:

  "(vii) The aggregate outstanding principal amount of Mortgage Loans subject to the Agreement at any time that are Wet Mortgage Loans does not exceed $100,000,000;"

        (b)    Section 8(c) of Annex I to the Existing Repurchase Agreement is hereby amended by deleting clause (iv) thereto in its entirety and replacing it with the following language:

  "(iv) No Eligible Asset shall be subject to the Agreement for more than one hundred fifty (150) days in aggregate;"

            SECTION 5.    Events of Default.    Section 9(a) of Annex I to the Existing Repurchase Agreement is hereby amended by deleting clauses (ix) and (x) thereto in their entirety and replacing it with the following language:

  "(ix) (A) Prior to the date of the Equity Closing the ratio of Seller's and Guarantor's outstanding indebtedness to all lenders (including, without limitation, all indebtedness incurred under any loan agreement, warehouse finance agreement and repurchase agreement but excluding any indebtedness to Buyer or any of its Affiliates) to its Consolidated Book Net Worth shall not at any time be more than 17 to 1; (B) On and after the date of the Equity Closing the ratio of FIC's outstanding indebtedness to all lenders (including, without limitation, all indebtedness incurred under any loan agreement, warehouse finance agreement and repurchase agreement but excluding any indebtedness to Buyer or any of its Affiliates) to its Consolidated Book Net Worth shall not at any time be more than 17 to 1."

  "(x) Prior to the date of the Equity Closing Seller's and Guarantor's Consolidated Book Net Wroth shall at any time be less than $5,000,000. On and after the date of the Equity Closing FIC's Consolidated Book Net Worth shall at any time be less than $250,000,000."

            SECTION 6.    Minimum and Maximum Transaction Amounts; Margin.

        (a)    Section 12 of Annex I to the Existing Repurchase Agreement is hereby amended by deleting subsection (b) thereto in its entirety and replacing it with the following language:

  "(b) The aggregate outstanding Repurchase Price for the Eligible Assets subject to the Agreement at any one time shall not exceed $500,000,000."

        (b)    Section 12 of Annex I to the Existing Repurchase Agreement is hereby amended by deleting subsection (e) thereto in its entirety and replacing it with the following language:

  "(e) the percentage used to calculate Buyer's Margin Amount for all Transactions under the agreement shall be one divided by (i) in the case of all Mortgage Loans (other than A Quality Conforming Mortgage Loans, Wet Mortgage Loans or Jumbo Mortgage Loans), 97% of the lesser of the outstanding principal balance of such Mortgage Loan and the current Market Value of such Mortgage Loan, (ii) in the case of A Quality Conforming Mortgage Loans or Jumbo Mortgage Loans (other than Wet Mortgage Loans), 98% of the lesser of the outstanding principal balance of such Mortgage Loan and the current Market Value of such Mortgage Loan, (iii) in the case of Wet Mortgage Loans (other than A Quality Conforming Mortgage Loans or Jumbo Mortgage Loans that, in either case, are Wet Mortgage Loans), 93% of the lesser of the outstanding principal balance of such Mortgage Loan and the current Market Value of such Mortgage Loan, and (iv) in the case of Wet Mortgage Loans that are A Quality Conforming Mortgage Loans or Jumbo Mortgage Loans, 95% of the lesser of the outstanding principal balance of such Mortgage Loan and the current Market Value of such Mortgage Loan."

            SECTION 7.    Non-Utilization Fee.    Section 31 is hereby added to Annex I of the Existing Repurchase Agreement by adding the following language:

  "Section 31. NON-UTILIZATION FEE. On and after the date of the Equity Closing, no later than the second Business Day following the end of each calendar quarter, Seller shall pay in immediately available funds to Buyer the Non-Utilization Fee which shall commence accruing from and after the date of the Equity Closing. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer."

            SECTION 8.    Commitment Fee.    Section 32 is hereby added to Annex I of the Existing Repurchase Agreement by adding the following language:

  "Section 32. COMMITMENT FEE. The Seller shall pay to Buyer in immediately available funds, due and owing on the date of the Equity Closing (and upon each anniversary of the closing, if this agreement has not been terminated), the Commitment Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer. In the event that an event set forth in Section 2 of Amendment No. 7 and Joinder occurs the result of which, is the cessation of Transactions hereunder, the Buyer shall refund the Seller an amount equal to the Commitment Fee pro rated for the number of days during which the Buyer ceases to enter into Transactions until the termination of all outstanding Transactions contemplated pursuant to Section 22 of this Agreement."

            SECTION 9.    Extension of Termination Date.    Notwithstanding anything set forth in Section 22 of Annex I to the Existing Repurchase Agreement, the Repurchase Agreement and all Transactions outstanding thereunder shall terminate automatically on the date which is 364 days after the date of the Equity Closing.

            SECTION 10.    Conditions Precedent.    This Amendment shall become effective on November 10, 2003 (the "Amendment Effective Date") subject to the satisfaction of the following conditions precedent:

        10.1    Delivered Documents.    On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

          (a)   this Amendment, executed and delivered and duly authorized officers of the Buyer, the Seller, the Guarantor and FIC;

          (b)   Amendment No. 2 and Joinder to the Custodial Agreement, executed and delivered by duly authorized officers of the Buyer, the Seller, FIC and the Custodian;

          (c)   Amendment No. 1 and Joinder to the Electronic Tracking Agreement, executed and delivered by duly authorized officers of the Buyer, the Seller, FIC, the Electronic Agent and MERS;

          (d)   Evidence that all other actions necessary, or in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1 with respect to FIC;

          (e)   A favorable written opinion of counsel to the Seller and FIC, dated as of the date hereof (which shall include, without limitation, creation and perfection of the security interests created herein, corporate and enforceability opinions related to the execution of this Amendment);

          (f)    A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of FIC and of all corporate or other authority for FIC with respect to the execution, delivery and performance of this Amendment and the Repurchase Agreement and each other document to be delivered by FIC form time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from FIC to the contrary); and

          (g)   such other documents as the Buyer or counsel to the Buyer may reasonably request.

            SECTION 11.    Representations and Warranties.

          (a)   Each of the Seller, the Guarantor and FIC hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Repurchase

  Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 8 of Annex I to the Existing Repurchase Agreement.

          (b)   In addition, FIC makes the following representation and warranty as of the Amendment Effective Date, and as of each Purchase Date:

            "Chief Executive Office/Jurisdiction of Organization. FIC's chief executive office is, and has been, located at 11000 Broken Land Parkway, Suite 600, Columbia, Maryland 21044. FIC is a corporation duly organized, validly existing and in good standing under the laws of the Maryland.

            SECTION 12.    Joint and Several Obligations.    The Seller, the Guarantor, FIC and Buyer hereby acknowledge and agree that the Seller, the Guarantor and FIC are each jointly and severally liable to Buyer for all of their respective representations, warranties and covenants hereunder and under the Existing Repurchase Agreement.

            SECTION 13.    Limited Effect.    Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

            SECTION 14.    Fees.    The Seller agrees to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of, this Amendment or any other documents prepared in connection herewith and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

            SECTION 15.    Confidentiality.    The parties hereto acknowledge that this Amendment, the Existing Repurchase Agreement, and all drafts thereof, documents relating thereto and transactions contemplated thereby are confidential in nature and the Seller agree that, unless otherwise directed by a court of competent jurisdiction or as is necessary to do so in working with governmental agencies or regulatory bodies in order to comply with any applicable federal or state laws, they shall limit the distribution of such documents and the discussion of such transactions to such of its officers, employees, attorneys, accountants and agents as is required in order to fulfill its obligations under such documents and with respect to such transactions.

            SECTION 16.    GOVERNING LAW.    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            SECTION 17.    Counterparts.    This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

            SECTION 18.    Conflicts.    The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Repurchase Agreement, the provisions of this Amendment shall control.

            SECTION 19.    Reaffirmation of Guarantee.    The Guarantor hereby ratifies and affirms all of the terms, covenants, conditions and obligations of the Guarantee and acknowledges and agrees that such Guarantee shall apply to all of the Obligations under the Repurchase Agreement, including, without limitation, the obligations of FIC as a Seller thereunder, as it may be amended, modified and in effect, from time to time.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	MERRILL LYNCH MORTGAGE CAPITAL INC., as Buyer

	By:	/s/ JAMES B. CASON Name: James B. Cason Title: Vice President

Seller:	FIELDSTONE MORTGAGE SPE (ML)-I, L.L.C. as Seller
By: Fieldstone Mortgage Company, Managing Member of Fieldstone Mortgage SPE (ML)-I, L.L.C.

	By:	/s/ PATRICK MONAHAN Name: Patrick Monahan Title: SVP

Seller:	FIELDSTONE INVESTMENT CORPORATION, as Seller

	By:	/s/ PATRICK MONAHAN Name: Patrick Monahan Title: Treasurer

FIELDSTONE MORTGAGE COMPANY, as Guarantor
	By:	/s/ PATRICK MONAHAN Name: Patrick Monahan Title: SVP

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AMENDMENT NO. 7 AND JOINDER TO MASTER REPURCHASE AGREEMENT
RECITALS